MGT Capital Investments, Inc. Announces Administrative Change to Proposed Reverse/Forward Stock Split

NEW YORK--(BUSINESS WIRE)-- MGT Capital Investments, Inc.’s (“MGT or the “Company”) (NYSE Amex: MGT.OB) was notified on March 15, 2012 by NYSE Amex LLC (“NYSE Amex”) that the Company was expected to require that Company shareholders surrender their share certificates upon the effectiveness of the Company’s previously disclosed reverse-forward stock split (“Reverse/Forward Split”). The combined Reverse/Forward Split ratio equates to approximately 1-for-33 shares of Common Stock. The Company anticipates that the Reverse/Forward Split will become effective on March 21, 2012 (the “Effective Date”) following approval at a special meeting of the shareholders of the Company to be held on March 20, 2012.

In the Company’s Definitive 14A filed February 22, 2012, it was disclosed that the surrender of share certificates for shareholders that are not cashed out was to be voluntary.

As soon as practicable after the Effective Date of the Reverse/Forward Split, our transfer agent will mail a transmittal form to each holder of record requesting them to surrender their certificates and specifying other details of the exchange.

After receipt of a transmittal form, each holder should surrender their former certificates and, in exchange, will receive a book-entry statement reflecting the number of shares Common Stock which the holder is entitled to post-split. No shareholder would be required to pay a transfer or other fee to exchange certificates. Shareholders should not send in certificates until they receive a transmittal form from our transfer agent.

The number of shares of Common Stock you own will automatically be reduced without any further action on your part and without regard to the date that you physically surrender your certificates to our transfer agent. Each certificate representing pre-Reverse/Forward Split shares of Common Stock would, until surrendered and exchanged as described above, be deemed cancelled.

Any holder of Common Stock who comes to hold fractional shares as a result of the Reverse/Forward Split will receive a letter of transmittal which contains instructions on how to surrender your certificate(s) to our transfer agent for your cash payment. YOU WILL NOT RECEIVE CASH PAYMENT UNTIL YOU SURRENDER YOUR OUTSTANDING STOCK CERTIFICATE(S) TO VSTOCK TRANSFER LLC, TOGETHER WITH A COMPLETED AND EXECUTED COPY OF THE LETTER OF TRANSMITTAL.

About MGT Capital Investments, Inc.

MGT is a holding company comprised of MGT, the parent company, and its wholly-owned subsidiary MGT Capital Investments (U.K.) Limited. In addition we also have a controlling interest in our subsidiary, Medicsight Ltd, including its wholly owned subsidiaries.

Medicsight is a medical technology company with operations in medical imaging software development and medical hardware devices. The company provides a computer-aided detection software application that is used to assist radiologists with early detection and measurement of colorectal polyps. The Company’s software received a CE Mark in 2009, as well as clearance from the U. S. FDA in May 2011. Medicsight has also developed an automated carbon dioxide medical inflation device and associated disposable tubing (MedicCO 2 LON) that is being commercialized in partnership with a global distributor.

Contact:

MGT Capital Investments, Inc.
Robert Ladd, 914-630-7430
President and Chief Executive Officer
rladd@mgtci.com
or
Robert Traversa, 914-630-7431
Chief Financial Officer
rtraversa@mgtci.com